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                                                                    Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement of Universal Foods Corporation on Form S-3 of our report dated November 13, 1997, which expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of the provisions of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," appearing in and incorporated by reference in the Annual Report on Form 10-K of Universal Foods Corporation for the year ended September 30, 1997, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP
Milwaukee, Wisconsin

November 6, 1998